EXHIBIT 99.1

ADC Announces New Leadership for Two Business Units

Richard B. Parran, Jr. Appointed President of Network Solutions;
Christopher Jurasek Named President of Professional Services

MINNEAPOLIS – January 19, 2009 — ADC (NASDAQ: ADCT; ) today announced the appointments of Richard B. (Dick) Parran, Jr. as president, Network Solutions Business Unit and Christopher Jurasek as president, ADC Professional Services Business Unit. Parran’s appointment follows a decision by Hilton Nicholson to leave ADC to pursue an opportunity with another company. Jurasek succeeds Parran in his former position of leader of the Professional Services Business Unit and will also continue to serve as the company’s chief information officer.

“I’m very pleased to announce the naming of Dick and Chris to their new business unit leadership positions. These two experienced and well-respected ADC leaders will play critically important roles in helping execute the company’s long term strategy of becoming the leading provider of global wireless coverage and capacity solutions and fiber connectivity solutions,” said Robert E. Switz, chairman, president and CEO of ADC. “I also want to thank Hilton Nicholson for his contributions in leading ADC’s wireless business strategy over the past two years and wish him the best in his new endeavor.”

Parran, a 25-year veteran of the telecommunications industry, joined ADC in November 1995 in a strategic marketing leadership role and has played an instrumental role in defining ADC’s wireless business strategy. He has also served as the corporate vice president of business development and most recently as the president of ADC’s Professional Services Business Unit. Parran holds a BS in Mechanical Engineering from Duke University and an MBA from the University of Chicago.

Jurasek was named chief information officer for ADC in May 2007 and has been responsible for increasing and improving the strategic alignment of ADC’s information systems worldwide. He holds a BS in Business Administration from Bowling Green State University and an MBA from the Kellogg School of Management, Northwestern University.

About ADC
ADC provides the connections for wireline, wireless, cable, broadcast, and enterprise networks around the world. ADC’s innovative network infrastructure equipment and professional services enable high-speed Internet, data, video, and voice services to residential, business and mobile subscribers. ADC (NASDAQ: ADCT) has sales into more than 130 countries. Learn more about ADC at www.adc.com.

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